NON-EXCLUSIVE SOFTWARE LICENSE AGREEMENT

                                dated 1-11, 2002

                                     between

                                ZINGO SALES, LTD.
                                -----------------

                                       and

                        WEST COAST GAME MANAGEMENT, INC.
                        --------------------------------







                     (NON-EXCLUSIVE FOR UNPATENTED SOFTWARE)

                                TABLE OF CONTENTS
                                -----------------

WITNESSETH                                                                  3
1-DEFINITIONS                                                               4
2-GRANT                                                                     5
ARTICLE 3. TERM OF AGREEMENT                                                6
ARTICLE 4. SUBLICENSES                                                      7
ARTICLE 5. LICENSE ISSUE FEE                                                7
ARTICLE 6. FEES & ROYALTIES                                                 7
ARTICLE 7. DUE DILIGENCE                                                    8
ARTICLE 8. CONFIDENTIALITY                                                  9
ARTICLE 9. MONTHLY REPORTS                                                  9
ARTICLE 10. COPYRIGHT                                                      10
ARTICLE 11. DELIVERY OF MATERIALS                                          11
ARTICLE 12. BOOKS AND RECORDS                                              11
ARTICLE 13. TERMINATION BY LICENSOR                                        12
ARTICLE 14. TERMINATION BY LICENSEE                                        13
ARTICLE 15. DISPOSITION OF LICENSED                                        13
ARTICLE 16. WARRANTY BY LICENSOR                                           14
ARTICLE 17. INFRINGEMENT                                                   15
ARTICLE 18. WAIVER                                                         16
ARTICLE 19. ASSIGNABILITY                                                  17
ARTICLE 20. INDEMNIFICATION BY LICENSEE                                    17
ARTICLE 21. INDEMNIFICATION BY LICENSOR                                    17
ARTICLE 22. LATE PAYMENTS                                                  18
ARTICLE 23. NOTICES                                                        18
ARTICLE 24. FOREIGN LAWS                                                   18
ARTICLE 25. GOVERNING LAW                                                  19
ARTICLE 26. RELATIONSHIP OF PARTIES                                        19
ARTICLE 27. NON-USE OF NAMES                                               19
ARTICLE 28. DISPUTE RESOLUTION                                             20
ARTICLE 29. GENERAL PROVISIONS                                             21
ARTICLE 30. INSURANCE                                                      22
 EXHIBIT "A"                                                               24
 EXHIBIT "B"                                                               25
 EXHIBIT "C"                                                               26

                                LICENSE AGREEMENT



     THIS LICENSE AGREEMENT ("Agreement") is entered into this day of, 200 by and between the WEST COAST GAME MANAGEMENT, INC., a California corporation,

having its principal place of business at 14312 Main Street, Hesperia,

California, 92345, hereinafter referred to as "LICENSOR", and Zingo Sales, Ltd.,

a partnership having its principal place of business at 4335 South Industrial

Rd. Suite 430, Las Vegas, NV 89103, hereinafter referred to as "LICENSEE."


                                   WITNESSETH
                                   ----------

     WHEREAS, LICENSOR is the owner of certain rights, title and interest in the

PROGRAM (as defined herein) relating to "Commercial and charitable bingo",

developed by, Greg Ewald, and has the right to grant licenses thereunder;


     WHEREAS, LICENSOR desires to have the PROGRAM installed in DESIGNATED

EQUIPMENT (as later defined herein), and is willing to grant licenses thereunder;

     WHEREAS, LICENSEE has represented to LICENSOR, to induce LICENSOR to enter into this Agreement, that LICENSEE is experienced in the production,

manufacture, marketing and sale of product similar to the LICENSED PRODUCT(s)

(as later defined herein) and that it shall commit itself to a thorough,

vigorous and diligent endeavor of exploiting the PROGRAM so that public utilization shall result therefrom; and

     WHEREAS, LICENSEE desires to obtain a license to the PROGRAM upon the terms and conditions hereinafter set forth. NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                 1 - DEFINITIONS
                                 ---------------

For the purpose of this Agreement, the following words and phrases shall have the following meanings;

     1.1  "LICENSEE" shall include Zingo Sales. Ltd., the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by David Fachiani.

     1.2  "PROGRAM" shall mean the computer software entitled "Ultimate Bingo

          Game Wizard System", and related documentation, if any, described by

          LICENSOR as described in EXHIBIT "A" attached hereto.

     1.3  "DERIVATIVE(S)" shall mean LICENSEE-created computer network system and equipment, which shall be dedicated to the operation and use of the PROGRAM by END-USER and conform to DESIGNATED EQUIPMENT (as later defined herein). LICENSEE shall be entitled to establish all proprietary rights for itself in the intellectual property represented by DERIVATIVES, whether in the nature of trade secrets, copyrights,

          patents or other rights, subject to COPYRIGHTS (as later defined herein). Any copyright registration by LICENSEE for DERIVATIVES shall give full attribution to LICENSOR'S COPYRIGHTS. LICENSEE COPYRIGHTS shall NOT include PROGRAM in any aspect.

     1.4  "DESIGNATED EQUIPMENT" shall mean the hardware products identified on

          Exhibit "B" with which the Software is licensed for use.

     1.5  "LICENSED PRODUCT(S)" shall mean the PROGRAM and/or any and all

          DERIVATIVES.

     1.6 "END-USER" shall mean a customer authorized to use the LICENSED

          PRODUCT" for internal purposes only and not for further distribution.

     1.7  "COPYRIGHTS" shall mean LICENSOR'S copyrights in the PROGRAM.

     1.8  "NET SALES" means billings by LICENSEE for any LICENSED PRODUCT sold,

          leased, and/or sublicensed to END-USERS without deductions for taxes,

          assessments, fees, or charges of any kind. A LICENSED PRODUCT shall be considered sold when billed out or invoiced or, if not invoiced, when delivered or performed. There shall be no deductions from NET SALES for costs of commissions or collections. If LICENSED PRODUCTS shall be distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to affiliates or otherwise, NET SALES shall be based on the customary amount billed for such LICENSED PRODUCTS.

     1.9  "TERRITORY" shall mean National and International.
                                 --------------------------

     1.10 "FIELD OF USE" shall mean Casino's, Charitable organizations, or any
                                    ------------------------------------------
          other place suitable for the legal operation of LICENSED PRODUCTS.
          -----------------------------------------------------------------

     1.11 "GAME(S)" shall mean the separate electronic games of the PROGRAM accessed from a menu "button" located on the PLAYER STATION screen (as described by LICENSOR on EXHIBIT "A").

     1.12 "SESSION BINGO" shall mean a specific GAME accessed from a menu

          "button" located on the PLAYER STATION screen (as described by

          LICENSOR on EXHIBIT "A").


                                     2-GRANT
                                     -------

     2.1  LICENSOR hereby grants to LICENSEE a non-exclusive license in the

          TERRITORY for the FIELD OF USE under LICENSOR'S COPYRIGHTS to:

          a.   create DERIVATIVES;

          b.   lease, transfer and sublicense LICENSED PRODUCTS to END-USERS through the normal channels of distribution.

     2.2  LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United

          States
          shall be manufactured substantially in the United States.

     2.3  The license granted in Section 2.1 hereof is expressly made subject to a non-exclusive, irrevocable, royalty license heretofore granted to

          West Coast Game Management, Inc.

     2.4  The license granted in Section 2.1 hereof is expressly made subject to

          LICENSOR'S reservation of the right to use the PROGRAM, to use and create DERIVATIVES of the PROGRAM and to distribute the PROGRAM and

          LICENSOR-created DERIVATIVES to third parties for commercial purposes.

     2.5  The license granted in Section 2.1 hereof entitles LICENSEE to receive error corrections, bug fixes, patches or other updates to the PROGRAM licensed hereunder as they become available from LICENSOR.

     2.6  The LICENSEE may, from time to time, request that LICENSOR incorporate certain features, enhancements or modifications into the PROGRAM.

          LICENSOR may, in its sole discretion, undertake to incorporate such changes and deliver the PROGRAM to LICENSEE when it becomes available.

     2.7  Title to Modifications. All such error corrections, bug fixes,

          patches, updates or other modifications shall be the sole property of

          LICENSOR.


                          ARTICLE 3: TERM OF AGREEMENT
                          ----------------------------

     3.1  This AGREEMENT shall be in full force and effect from the date of full payment of any License Issue Fee required by Section 5 of this

          Agreement, payment for patent costs required by Section 10, and any and all other fees and payments due upon execution of this Agreement,

          (hereinafter "EFFECTIVE DATE"). This Agreement shall be in full force and effect from the EFFECTIVE

          DATE for a period of five (5) years, unless otherwise terminated by operation of law or by acts of the parties pursuant to the terms of this AGREEMENT.


                             ARTICLE 4. SUBLICENSES
                             ----------------------

     Other than the right to sublicense directly to END-USERS, this License does not grant LICENSEE the right to sublicense.


                          ARTICLE 5. LICENSE ISSUE FEE
                          ----------------------------

     LICENSEE shall pay to LICENSOR a non-refundable license issue fee of one hundred USD ($100.00) upon execution of this Agreement, which fee is not an
                   ------
     advance against earned royalties. Such issue fee shall be deemed earned and immediately payable upon execution of this Agreement.


                           ARTICLE 6. FEES & ROYALTIES
                           ---------------------------

     6.1  As consideration for the license under this Agreement, LICENSEE shall pay to LICENSOR:

               a.   Running Royalties, for the first six (6) months, in an

                    amount equal to thirty dollars ($30.00) per month for each

                    PLAYER STATION (as described by LICENSOR in EXHIBIT "A") of the LICENSED PRODUCTS, leased, transferred or sublicensed to

                    END USERS by and/or for LICENSEE. Thereafter, Running

                    Royalties in an amount equal to thirty Percent (30%) of Net

                    Sales, of the SESSION BINGO portion of PROGRAM, of the

                    LICENSED PRODUCTS, leased, transferred or sublicensed to END

                    USERS by and/or for LICENSEE,

                                      AND,

               b.   Running Royalties, for the first six (6) months, in an

                    amount equal to sixty Percent (60%) of Net Sales of the

                    LICENSED

                    PRODUCTS, excluding Net Sales attributed to SESSION BINGO,

                    leased, transferred or sublicensed to END USERS by and/or

                    for LICENSEE. Thereafter, Running Royalties in an amount

                    equal to fifty Percent (50%) of Net Sales of the LICENSED

                    PRODUCTS, excluding Net Sales attributed to the SESSION

                    BINGO portion of PROGRAM, leased, transferred or sublicensed to END USERS by and/or for LICENSEE,

                                       OR,

          c.   As agreed separately, on a per-installation basis, in writing and executed by LICENSEE and two (2) officers of LICENSOR.

          d.   Any separate agreement entered into by LICENSEE and LICENSOR authorized by 6.1 c. of this agreement shall be strictly subject to all other provisions of this agreement.

     6.2  All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE, except as otherwise provided in Section

          1.8. LICENSEE shall pay all royalties accruing to LICENSOR in U.S.

          Dollars within twenty (20) days following the calendar month in which

          NET SALES occur.


                             ARTICLE 7. DUE DILIGENT
                             -----------------------

     7.1  Upon execution of this Agreement, LICENSEE shall use its best efforts to bring one or more LICENSED PRODUCT(S) to market by thorough,

          vigorous and diligent efforts and to continue active, diligent marketing efforts for one or more LICENSED PRODUCT(S) throughout the term of this Agreement.

     7.2  LICENSEE shall use its best efforts to service and maintain LICENSED

          PRODUCTS, leased, transferred or sublicensed to END USERS by and/or for LICENSEE.


                           ARTICLE 8. CONFIDENTIALITY
                           --------------------------

     8.1  LICENSEE and LICENSOR acknowledge that either party may provide certain information to the other about the PROGRAM that is considered to be confidential. LICENSEE and LICENSOR shall take reasonable precautions to protect such confidential information. Such precautions shall involve at least the same degree of care and precaution that

          LICENSEE customarily uses to protect its own confidential information.


                           ARTICLE 9. MONTHLY REPORTS
                           --------------------------

     9.1  Within ten (20) days after the calendar month in which NET SALES first occur, and within 20 days after each calendar month thereafter,

          LICENSEE shall provide LICENSOR with a written report detailing all sales and uses, if any, made of LICENSED PRODUCTS during the preceding calendar month, and detailing the amount of NET SALES made during such month and calculating the royalties due pursuant to Articles 6 hereof.

          Each report shall include at least the following for each END-USER:

               a.   description of LICENSED PRODUCTS and current price lists for such;

               b.   number of LICENSED PRODUCTS leased, transferred and/or

                    sublicensed to END-USER by LICENSEE;

               c.   total billings for LICENSED PRODUCTS leased, transferred

                    and/or sublicensed to END-USER by LICENSEE;

               d.   accounting for NET SALES, noting the deductions applicable as provided in Paragraph 1.8;

               e.   Running Royalties due under Paragraph 6.1(a), (b) and (c);

               f.   total royalties due;

     9.2  Each report shall include a summary page including the tallied sum of the figures included on the pages of the report required by 9.1. Each report shall be in substantially similar form as Exhibit "C" attached hereto. Each such report shall be signed by an officer of LICENSEE (or the officer's designee). With each such report submitted, LICENSEE shall pay to LICENSOR the royalties and fees due and payable under this AGREEMENT. If no royalties shall be due, LICENSEE shall so report.

     9.3  In addition to the regular reports required by Section 9.1, LICENSEE shall provide a written report to LICENSOR of the date of first occurrence of NET SALES in each country within sixty (60) days of its occurrence.

     9.4  Each installation location leased and/or sublicensed to END-USERS by

          LICENSEE shall be equipped with a dedicated phone line to the PRODUCT server for independent verification of billing by LICENSOR.


                              ARTICLE 10. COPYRIGHT
                              ---------------------

     LICENSEE acknowledges that title to the COPYRIGHTS shall remain with

     LICENSOR and that any copies of the LICENSED PRODUCTS and related documentation, or portions thereof, made by LICENSEE hereunder, shall include a LICENSOR copyright notice thereon in either of the following forms: "Copyright 1999-2001, West Coast Game Management, Inc. All Rights

     Reserved." or (C) 1999-2001, West Coast Game Management, Inc. All Right

     Reserved." The notice shall be affixed to all copies or portions thereof in such manner and location as to give reasonable notice of LICENSOR'S claim of copyright. LICENSEE shall at all times hereafter protect COPYRIGHTS, and all related technical information, data and materials supplied by LICENSOR,

     if any, from transfer using measures at least as strong as those used by

     LICENSEE in protecting its own proprietary intellectual property.



                        ARTICLE 11. DELIVERY OF MATERIALS
                        ---------------------------------

     11.1 Upon execution of this Agreement and payment by LICENSEE of the

          License Issue Fee in accordance with Article 5 hereof, LICENSOR shall load the PROGRAM onto LICENSEE'S machines and deliver any related documentation, if any.

     11.2 LICENSEE accepts the above materials on an "as is" basis. However,

          LICENSOR shall be required to load the PROGRAM onto LICENSEE'S machines, provide any updates, enhanced capabilities, or new features;

          and assist LICENSEE in the understanding or use of the PROGRAM at any time. LICENSOR will, at the request of LICENSEE provide on-site installation assistance so long as LICENSEE shall bear the cost of all

          LICENSOR'S related expenses.


                          ARTICLE 12. BOOKS AND RECORDS
                          -----------------------------

     LICENSEE shall keep complete, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE'S principle place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to inspection by LICENSOR or its agents, upon notice to

     LICENSEE, for the purpose of verifying LICENSEE'S royalty statement or compliance in other respects with this agreement. Should such inspection lead to the discovery of a greater than five Percent (5%) discrepancy in reporting to LICENSOR'S detriment, LICENSEE agrees to pay the full cost of such inspection.


                       ARTICLE 13. TERMINATION BY LICENSOR
                       -----------------------------------

(begin material deleted)
     13.1 If LICENSEE shall cease to carry on its business with respect to the rights granted in this Agreement, this Agreement shall terminate upon written notice by LICENSOR.
(end material deleted)

     13.2 If LICENSEE should (a) fail to deliver to LICENSOR any statement or report required hereunder when due; (b) fail to make any payment at the time that the same should be due; (c) violate or fail to perform any covenant, condition, or undertaking of this Agreement to be performed by it hereunder; or (d) file a bankruptcy action, or have a bankruptcy action against it, or become insolvent, enter into a composition with creditors or have a receiver appointed for it; then

          LICENSOR may give written notice of such default to LICENSEE. If

          LICENSEE should fail to cure such default within thirty (30) days of such notice, the rights, privileges, and license granted hereunder shall automatically terminate.

     13.3 No termination of this Agreement by LICENSOR shall relieve LICENSEE of its obligation to pay any royalty or license fees due or owing at the time of such termination and shall not impair any accrued right of

          LICENSOR. LICENSEE shall pay all attorneys' fees and costs incurred by

          LICENSOR in enforcing any obligation of LICENSEE or accrued right of

          LICENSOR after termination. Articles 8 and 20 shall survive any termination of this Agreement.

                       ARTICLE 14. TERMINATION BY LICENSEE
                       -----------------------------------

     14.1 LICENSEE may terminate this Agreement at any time and from time to time without cause, by giving written notice thereof to LICENSOR. Such termination shall be effective ninety (90) days after such notice, and all LICENSEE'S rights associated therewith shall cease as of that date.

     14.2 Any termination pursuant to Section 14.1 shall not relieve LICENSEE of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to LICENSOR hereunder prior to the time such termination becomes effective. Such termination shall not affect in any manner any rights of LICENSOR arising under this

          Agreement prior to the date of such termination.

     14.3 Upon termination of this Agreement for any reason:

               a.   the rights of END-USERS to the use and enjoyment of the

                    LICENSED PRODUCTS shall not be abridged or diminished in any way, except that any END-USER leasing or sublicensing the

                    LICENSED PRODUCTS and not then in default shall have the

                    right to obtain a lease or sublicense directly from LICENSOR under reasonable terms and conditions.


                       ARTICLE 15. DISPOSITION OF LICENSED
                       -----------------------------------
                                PRODUCTS ON HAND
                                ----------------

     Upon expiration or termination of this Agreement by either party, LICENSEE shall provide LICENSOR with a written inventory of all LICENSED PRODUCTS in process of manufacture, in use or in stock. LICENSEE may dispose of any such LICENSED PRODUCTS within the ninety (90)-day period following such expiration or termination, provided, however, that LICENSEE shall pay royalties and render reports to LICENSOR thereon in the manner specified herein.


                        ARTICLE 16. WARRANTY BY LICENSOR
                        --------------------------------

     16.1 LICENSOR warrants that it has the lawful right to grant the license set forth in this Agreement.

     16.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT. LICENSOR,

          ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES MAKE NO

          REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS

          OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF

          MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE

          COPYRIGHTS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A

          REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY

          LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE

          INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. FURTHERMORE, LICENSOR

          EXTENDS NO WARRANTIES OF ANY KIND AS TO PROGRAM CONFORMITY WITH

          WHATEVER USER MANUALS OR OTHER LITERATURE MAY BE ISSUED FROM TIME TO

          TIME. IN NO EVENT SHALL LICENSOR ITS TRUSTEES, DIRECTORS, OFFICERS,

          EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL

          DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY

          AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED,

          SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE

          POSSIBILITY OF THE FOREGOING.

     16.3 Nothing in this Agreement shall be construed as:

               a.   a warranty or representation by LICENSOR as to the validity or scope of any COPYRIGHTS.

               b.   a warranty or representation by LICENSOR that anything made,

                    used, sold or otherwise disposed of pursuant to any license granted under this Agreement is or will be free from

                    infringement of copyrights of third parties.

               c.   an obligation by LICENSOR to bring or prosecute actions or suits against third parties for copyright infringement,

                    except as expressly provided in Article 17 hereof.

               d.   conferring by implication, estoppel or otherwise any license or rights under any other rights of LICENSOR other than

                    COPYRIGHTS.


                            ARTICLE 17. INFRINGEMENT
                            ------------------------

     17.1 If either party learns of a claim of infringement of or by any

          COPYRIGHTS licensed under this Agreement, that party shall give written notice of such claim to the other party. During the term of this Agreement, LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the

          COPYRIGHTS and, in furtherance of such right, LICENSEE hereby agrees that LICENSOR may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. In the event LICENSOR fails to abate the infringing activity within ninety (90) days after such written notice or to bring legal action against the third party, or if LICENSOR shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the

          COPYRIGHTS in the TERRITORY for the FIELD OF USE, and LICENSEE may,

          for such purposes, use the name of LICENSOR as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which consent shall not be unreasonably withheld. LICENSEE shall indemnify

          LICENSOR against any order for costs that may be made against LICENSOR in such proceedings.

     17.2 Any such legal action shall be at the expense of the party by whom suit is filed, hereinafter referred to as the "Litigating Party". Any damages or costs recovered by the Litigating Party in connection with a legal action fled by it hereunder, and remaining after the

          Litigating Party is reimbursed for its costs and expenses reasonably incurred in the lawsuit, and after any royalties or other payments due to LICENSOR under Articles 5 and 6 are paid, shall be divided equally between LICENSEE and LICENSOR.

     17.3 LICENSEE and LICENSOR shall cooperate with each other in litigation proceedings instituted hereunder, provided that such cooperation shall be at the expense of the Litigating Party, and such litigation shall be controlled by the Litigating Party.


                               ARTICLE 18. WAIVER
                               ------------------

     No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                            ARTICLE 19. ASSIGNABILITY
                            -------------------------

     This Agreement is not assignable and any attempt to do so shall be void.


                     ARTICLE 20. INDEMNIFICATION BY LICENSEE
                     ---------------------------------------

     LICENSEE shall indemnify, hold harmless and defend LICENSOR, West Coast

     Game Management, Inc., and their respective officers, employees and agents,

     against any and all claims, suits, losses, damages, costs, liabilities,

     fees and expenses (including reasonable fees of attorneys) resulting from or arising out of: a) exercise of any license granted under this AGREEMENT;

     or b) any act, error, or omission of LICENSEE, its agents, employees or sublicensees, except where such claims, suits, losses, damages, costs,

     fees, or expenses result solely from the negligent acts or omissions, or willful misconduct of the LICENSOR, its officers, employees or agents.

     LICENSEE shall give LICENSOR timely notice of any claim or suit instituted of which LICENSEE has knowledge that in any way, directly or indirectly,

     affects or might affect LICENSOR, and LICENSOR shall have the right as its own expense to participate in the defense of the same.


                     ARTICLE 21. INDEMNIFICATION BY LICENSOR
                     ---------------------------------------

     LICENSOR shall indemnify, defend and hold harmless LICENSEE, its officers,

     agents, and employees against any and all claims, suits, losses, damages,

     costs, liabilities, fees, and expenses (including reasonable fees of attorneys) resulting solely from the negligent acts or omissions of

     LICENSOR, its officers, agents or employees in connection with this

     AGREEMENT. Nothing in this AGREEMENT shall be construed as a waiver of any rights or defenses applicable to LICENSOR under California state law.

     LICENSOR shall give LICENSEE timely notice of any claim or suit instituted of which LICENSOR has knowledge that in any way, directly or indirectly,

     affects or might affect LICENSEE, and LICENSEE shall have the right at its own expense to participate in the defense of the same.

                            ARTICLE 22. LATE PAYMENTS
                            -------------------------

     In the event royalty payments or other fees are not received by LICENSOR when due hereunder, LICENSEE shall pay to LICENSOR interest charges at the rate of Twelve Percent (12%) per annum on the total royalties or fees due for the reporting period.


                               ARTICLE 23. NOTICE
                               ------------------

     Any payment, notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient's normal business hours; or (b) on the date of delivery if delivered by courier, express mail service or first-class mail, registered or certified. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party as follows:

     In the case of LICENSEE:

                        Zingo Sales, Ltd.
                        4335 South Industrial Rd.
                        Suite 430
                        Las Vegas, NV 89103


     In the case of LICENSOR:

                        WEST COAST GAME MANAGEMENT, INC.
                        14312 Main Street
                        Hesperia, CA 92345


                            ARTICLE 24. FOREIGN LAWS
                            ------------------------

     24.1 When required by local/national law, LICENSEE shall register this

          Agreement, pay all costs and legal fees connected therewith, and otherwise insure that the local/national laws affecting this Agreement are fully satisfied.

     24.2 LICENSEE shall comply with all applicable U.S. laws dealing with the export of technology or technical information.

     24.3 LICENSEE, acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the

          Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United

          States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.


                            ARTICLE 25. GOVERNING LAW
                            -------------------------

     This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without application of any principles of choice of laws.


                       ARTICLE 26. RELATIONSHIP OF PARTIES
                       -----------------------------------

     In assuming and performing the obligations of this Agreement, LICENSEE and

     LICENSOR are each acting as independent parties and neither shall be considered or represent itself as a joint venturer, partner, agent or employee of the other.


                          ARTICLE 27. NON-USE OF NAMES
                          ----------------------------

     LICENSEE shall not use the names or trademarks of the WEST COAST GAME

     MANAGEMENT, INC., or its employees, nor any adaptation thereof; nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSOR, or said employee, in each case, except that LICENSEE may state that it is licensed by LICENSOR under one or more of the rights comprising the COPYRIGHTS.

                         ARTICLE 28. DISPUTE RESOLUTION
                         ------------------------------

     Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction,

     or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of,

     or in connection with the Agreement, including any dispute relating to

     COPYRIGHT validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such dispute.

     By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Los Angeles area and such representative shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representative of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to COPYRIGHT validity or infringement, shall be resolved by final and binding compulsory arbitration in Los Angeles, California, and shall be determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules are not in conflict with such law. The arbitrators shall have no power to add to,

     subtract from or modify any of the terms or conditions of this Agreement,

     nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of California or in the United States District Court for the District of California, to whose jurisdiction for such purposes LICENSEE and LICENSOR each hereby irrevocably consents and submits. All costs and expenses, including reasonable attorneys' fees, of the prevailing party in connection with arbitration of such controversy or claim shall be borne by the other party.


                         ARTICLE 29. GENERAL PROVISIONS
                         ------------------------------

     29.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     29.2 This Agreement shall not be binding upon the parties until it has been signed herein below by or on behalf of each party, in which event it shall be effective as of the date first above written.

     29.3 No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed by both parties.

     29.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

     29.5 The parties agree to execute and deliver all documents, provide all information and take or forbear from taking all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

     29.6 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceablility shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     29.7 This Agreement may be signed in counterparts, each of which when taken together shall constitute one fully executed document. Each individual executing this Agreement on behalf of a legal entity does hereby represent and warrant to each other person so signing that he or she has been duly authorized to execute this Agreement on behalf of such entity.

     29.8 In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing

          Party shall be entitled to recover from the other such attorney's fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration,

          judicial reference, or other legal proceeding.


                              ARTICLE 30. INSURANCE
                              ---------------------

     30.1 LICENSEE shall carry and maintain paid up policies for adequate products liability insurance, with WEST COAST GAME MANAGEMENT, INC.

          identified as an additional insured, and LICENSEE shall provide

          LICENSOR with proof of all such insurance, copies of all such policies, and any renewals thereof at LICENSOR's request.








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



     IN WITNESS WHEREOF, LICENSOR and LICENSEE have executed this Agreement by their respective officers hereunto duly authorized, on the day and year hereinafter written


"LICENSEE"                                      "LICENSOR"
Zingo Sales, Ltd.                               WEST COAST GAME MANAGEMENT, INC.


By /s/ David Facciani                          By /s/ Gregory B. Ewald
  -----------------------------                   -----------------------------
           (Signature)                                       (Signature)

Name   David Facciani                          Name   Gregory B. Ewald
    ---------------------------                     ---------------------------
          (Please Print)

Title    President                              Title    President
      -------------------------                       -------------------------

Date     1-11-2002                              Date     1/11/2002
    ---------------------------                      --------------------------

                                   EXHIBIT "A"
                                   -----------


                                     PROGRAM
                                     -------


TITLE: ULTIMATE BINGO GAME WIZARD SYSTEM

INVENTOR: GREG EWALD

STATUS: CONTINUED DEVELOPMENT

DESCRIPTION: The Ultimate Bingo Game Wizard System is a collection of software components that work on a Windows(R) based network system that manages necessary aspects of bingo hall operations required to play the Ultimate Bingo Game Wizard electronic games.


The system consists of the components and applications generally described below:


SERVER: Components for handling database transactions and game synchronization functions.


PLAYER STATION: Components for END-USER customer interface of electronic games.

Individual games are accessed by END-USER customers from the PLAYER STATION via a menu "button" located on the PLAYER STATION screen. Multiple games may be configured from the POS STATION, for use by END-USER customers from a single

PLAYER STATION, if available in the PROGRAM and "activated" from the POS

STATION.


CALLER STATION: Components for END-USER game control interface.


POS STATION: Components for END-USER interface to sales, management, and configuration functions.

                                   EXHIBIT "B"
                                   -----------

                                 EQUIPMENT LIST

DESCRIPTION              MINIMUM QUANTITY      MINIMUM SPECIFICATIONS

-------------------------------------------------------------------------------------------
PLAYER STATION                   1             CPU: 700 Mhz.
                                               Monitor: Super VGA
                                               Pointer: Touch screen or light pen.
                                               Memory: 64 MB
                                               Video: 16 MB memory 16 bit color
                                               Network Card: 100 Mbs
                                               Sound: WAV file capable
                                               Keyboard: NO
                                               Hard Drive: 2GB
                                               CMOS: Capable of keyboard bypass
                                               Operating System: Windows(R) 98
                                               Software: DCOM 98 installed
-------------------------------------------------------------------------------------------
SELLER STATION                   1             CPU: 700 Mhz.
                                               Monitor: Super VGA
                                               Pointer: Touch screen or light pen or mouse.
                                               Memory: 128 MB
                                               Video: 8 MB memory 16 bit color
                                               Network Card: 100 Mbs
                                               Sound: None
                                               Keyboard: YES
                                               Hard Drive: 2GB
                                               Operating System: Windows(R) 2000
                                               Professional
-------------------------------------------------------------------------------------------
CALLER STATION                   1             CPU 700 Mhz.
                                               Monitor: Super VGA
                                               Pointer: Touch screen or light pen or mouse.
                                               Memory: 128 MB
                                               Video: 8 MB memory 16 bit color
                                               Network Card: 100 Mbs
                                               Sound: None
                                               Keyboard: YES
                                               Hard Drive: 2GB
                                               Operating System: Windows(R) 2000
                                               Professional
-------------------------------------------------------------------------------------------
SERVER(S)                        1             CELL 1.0 Ghz.
                  Additional servers may be    Monitor: Super VGA
                  required for data            Pointer Mouse.
                  redundancy, network load     Memory: 1 GB
                  balancing, system            Video: 8 MB memory 16 hit color
                  performance and/or           Network Card: 100 Mbs
                  system reliability.          Sound : None
                                               Keyboard: YES
                                               Hard Drives: 2-30GB IDE 7200 RPM or 2-30
                                               GB SCSI 15000 RPM
                                               Operating System: Windows(R) 2000 Server
                                               with sufficient per seat licensing.
                                               Operating System:  Windows (R) 2000 Server
                                               with sufficient per seat licensing
                                               Software:  Windows (R) SQL Server (R) 2000
-------------------------------------------------------------------------------------------
NETWORK                                        High quality fast-Ethernet switch(s) and
HARDWARE                                       hub(s) configured per industry standards.
                                               Reommended manufacturers: Cisco. 3Com.
                                               CABLE: CATS or 5(e) solid core twisted pair.
-------------------------------------------------------------------------------------------

                                   EXHIBIT "C"
                                   -----------


                             Monthly Royalty Report


Report Date:
                                --------------------------


Period Covered:
                                --------------------------


End User Name/Location:
                                ----------------------------------------


Date Installed at location:
                                --------------------------


ROYALTIES
---------


LICENSED PRODUCT(S)

PRODUCT GAMES activated and current price:

GAME:                                          Price to END-USER
     -------------------------------------                      -----------

GAME:                                          Price to END-USER
     -------------------------------------                      -----------

GAME:                                          Price to END-USER
     -------------------------------------                      -----------

BILLINGS

Number of PLAYER STATIONS installed at this location:
                                                     -------

GAME:                                          Billed for GAME:
     -------------------------------------                      -----------

GAME:                                          Billed for GAME:
     -------------------------------------                      -----------

GAME:                                          Billed for GAME:
     -------------------------------------                      -----------

                                        Total Billings:
                                                       ------------


Running Royalties due under 6.1(a), (b) and (c):
                                                  --------------



26